Exhibit 99.1
For Additional Information:
CytRx Corporation
Porter Novelli Life Sciences
John Quirk (investors)
jquirk@pnlifesciences.com
212-601-8296
Cory Tromblee (media)
617-897-8294
ctromblee@pnlifesciences.com
CYTRX ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS
LOS ANGELES (May 20, 2008) — CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company engaged in the development and commercialization of therapeutics based on molecular chaperone amplification, today reported financial results for the three months ended March 31, 2008.
“Late in the first quarter, RXi Pharmaceuticals Corporation initiated trading on the NASDAQ Capital Market under the ticker RXII, and we presently own 49% of RXi’s outstanding common stock. Public trading of RXII provides a market valuation for this investment and increased liquidity, which has enabled us to unlock and crystallize the value of our former RNAi assets. This liquidity event was the singular watershed event for the Company during the first quarter,” said Steven A. Kriegsman, CytRx President and CEO. “With the creation and partial spinoff of RXi behind us, we can now focus on our ongoing development work in the exciting, potentially groundbreaking field of molecular chaperone amplification. We look to build on our leadership role in leveraging this science that uses the body’s own natural repair system to treat disease.”
“We now have a terrific scientific team in place, and a new research facility in San Diego, to continue this pioneering work in molecular chaperones and advance our goal of building a platform technology that will lead to a robust pipeline of compounds to address a variety of disease states. As we have mentioned previously, the San Diego laboratory recently discovered a highly promising series of next-generation molecular chaperone drug candidates, so we are confident we are moving our science-based development in the right direction. Looking forward, we have a clear vision for delivering on the promise of chaperone amplification technology, and we will maintain our dedication to this science-based approach to drug development.”
“We envision an exciting future in developing treatments for major disease and disorders including cancer, cardiovascular disease, diabetes and neurodegenerative diseases. As previously disclosed, we are working to determine a rational clinical development pathway for arimoclomol in ALS consistent with ongoing FDA guidance; we will tailor as necessary our clinical development for arimoclomol in stroke recovery based on the optimized development pathway in ALS; and we expect to have all of the necessary pieces in place to initiate a Phase II trial of iroxanadine in diabetic foot ulcers in the first quarter of 2009. We also are keenly aware of the mandate to maintain flexibility and creativity to take advantage of new opportunities that may arise given the difficult macro environment for biotechnology companies and current market conditions,” concluded Kriegsman.

REVIEW OF FINANCIAL RESULTS
CytRx reported a net loss for the three months ended March 31, 2008, of $6.1 million, or $0.07 per share, based on 90.3 million weighted average shares outstanding, compared with a net loss for the three months ended March 31, 2007, of $4.5 million, or $0.06 per share, based on 73.3 million shares outstanding. The increase in weighted average shares outstanding resulted primarily from the issuance of shares of common stock upon the exercise of stock options and warrants, and the completion in April 2007 of a private placement of our common stock.
Revenue for the first quarter of 2008 was $2.2 million, compared with the first quarter of 2007 revenue of $1.6 million, and consisted primarily of service revenue recognized from CytRx’s 2006 royalty transaction with the ALS Charitable Remainder Trust, or ALSCRT. CytRx will continue to recognize the balance of the deferred revenue recorded from the royalty transaction with the ALSCRT on a dollar-for-dollar basis for ALS-related research expenses incurred.
Research and development (R&D) expenses were $3.2 million for the three months that ended March 31, 2008, compared with $4.0 million for comparable period in 2007. R&D expenses incurred during the first quarter of 2008 related primarily to (i) the Company’s Phase II clinical program for arimoclomol in ALS, (ii) the ongoing research and development related to CytRx’s molecular chaperone amplification drug candidates, (iii) molecular chaperone amplification research and development conducted at the Company’s new California laboratory.
General and administrative (G&A) expenses were $4.5 million for the first quarter of 2008, compared with $2.5 million in the prior year period. The increase in G&A expenses in 2007 resulted primarily from increased audit, legal and consulting fees and higher employment costs.
Cash, cash equivalents and short-term investments totaled $43.5 million as of March 31, 2008, compared with cash, cash equivalents and short-term investments of $48.7 million as of December 31, 2007 (excluding cash held by RXi).
2008 FIRST QUARTER AND RECENT HIGHLIGHTS
CytRx has announced plans to expand its research and development of therapeutic products based on its novel, orally administered molecular chaperone amplification technology, including broadening its clinical focus beyond CNS.
•	April 2008 — Announced the discovery of a novel series of molecular chaperone amplification compounds that provide pipeline leads for next-generation drug candidates in a number of disease indications including cancer, cardiovascular disease, diabetes and neurodegenerative diseases.
•	March 2008 — Submitted response to U.S. Food and Drug Administration (FDA) addressing issues cited in the FDA’s February 2008 written correspondence placing a clinical hold on CytRx’s Phase IIb clinical trial of arimoclomol for the treatment of ALS.
CytRx management presented at the following investment conferences:
•	Roth 20th Annual Growth Stock Conference (February 2008)
•	10th Annual BIO CEO and Investor Conference (February 2008)

RXi Pharmaceuticals Corporation (RXi)
In January 2007, CytRx established RXi as a majority-owned subsidiary to build on CytRx’s RNAi therapeutics programs with initial focus on type 2 diabetes, obesity, oncology and neurodegenerative diseases. RXi’s new management team is led by President and CEO, Tod Woolf, Ph.D., who co-invented and commercialized STEALTH™ RNAi, and is supported by a scientific advisory board including 2006 Nobel Laureate Craig C. Mello, Ph.D., among other RNAi thought-leaders. During 2007, RXi expanded upon CytRx’s RNAi technology assets by entering into additional agreements to expand its RNAi intellectual property portfolio.
•	In March 2008, CytRx reported the award of a stock dividend of RXi common shares to holders of CytRx common stock as of March 6, 2008. CytRx continues to hold approximately 49% of RXi’s outstanding common stock.
•	In May 2008, CytRx announced that, for tax purposes, it had valued the shares of common stock of RXi distributed to CytRx stockholders on March 11, 2008 at $8.84 per share.
About Molecular Chaperone Amplification
CytRx is a leader in molecular chaperone amplification technology. The Company currently has three orally administered, clinical-stage small-molecule programs and recently discovered a series of additional compounds that provide pipeline leads for additional drug candidates. The Company’s drug candidates are believed to function by stimulating a normal cellular protein repair pathway through the activation of “molecular chaperones.” Since damaged proteins called aggregates are thought to play a role in many diseases, CytRx believes that activation of molecular chaperones that help to reduce the accumulation of aggregates may have therapeutic efficacy in a broad range of disease states.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The Company owns three clinical-stage compounds based on its small-molecule “molecular chaperone” co-induction technology. In September 2006 CytRx announced that arimoclomol was shown to be safe and well-tolerated at all three doses tested in its Phase IIa clinical trial in patients with ALS. The Company’s Phase IIb clinical trial with arimoclomol for ALS was placed on clinical hold by the FDA in January 2008. The FDA has granted Fast Track designation and Orphan Drug status to arimoclomol for the treatment of ALS, which has also been granted orphan medicinal product status for the treatment of ALS from the European Medicines Agency. The Company has announced plans to commence a Phase II clinical trial with its next drug candidate, iroxanadine, for diabetic foot ulcers in the first quarter of 2009, subject to FDA clearance. The Company has also announced plans to commence a Phase II clinical trial for arimoclomol in stroke recovery in the second half of 2008, subject to FDA clearance. CytRx has recently opened a research and development facility in San Diego. For more information on the Company, visit www.cytrx.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the outcome or results of any future pre-clinical or clinical testing of arimoclomol for ALS and stroke recovery, and of iroxanadine for diabetic foot ulcers, uncertainties related to the impact of the FDA’s clinical hold on the Company’s arimoclomol clinical trial for ALS on the timing and ability to resume and continue that clinical trial at the desired dosage of arimoclomol, and the impact of that clinical hold on the timing and ability to initiate the planned Phase II clinical trial of arimoclomol for stroke recovery, the risk that any requirements imposed on the Company’s planned clinical trial designs for ALS or stroke recovery by the FDA as a result of the concerns expressed in their clinical hold of the Company’s ALS program might adversely affect the Company’s ability to demonstrate that arimoclomol is efficacious in treating ALS or stroke patients or cause the Company to cancel one or both of those trials, the potential need to conduct additional toxicology or human studies with arimoclomol or iroxanadine, which could result in substantial additional expenses and delay the initiation or resumption, as applicable, of the Company’s planned clinical trials, uncertainties related to the outcome or results of any future identification, development or testing of product candidates based on new molecular chaperone amplification compounds, including their safety and efficacy, the potential inability to obtain patents that provide commercially significant protection for any new molecular chaperone amplification compounds, CytRx’s need for additional capital to fund its ongoing working capital needs, as well as other risks or uncertainties described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K. The business and operations of RXi, as well as ownership of RXi shares, also are subject to risks and uncertainties, including those set forth in RXi’s registration statement filed with the Securities and Exchange Commission. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
— End of Text —
—Tables to follow—

CYTRX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$43,538,946	$50,498,261
Short-term investments, at amortized cost	—	9,951,548
Accounts receivable	—	101,217
Prepaid expense and other current assets	1,101,651	930,596

Total current assets	44,640,597	61,481,622

Equipment and furnishings, net	1,349,548	1,573,290
Molecular library, net	182,017	193,946
Investment in unconsolidated subsidiary	3,536,614	—
Goodwill	183,780	183,780
Other assets	647,055	713,398

Total assets	$50,539,611	$64,146,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$721,093	$1,946,215
Accrued expenses and other current liabilities	2,699,777	3,700,866
Income taxes payable	342,000	—
Deferred revenue, current portion	8,207,492	8,399,167

Total current liabilities	11,970,362	14,046,248
Deferred revenue, non-current portion	5,177,967	7,167,381

Total liabilities	17,148,329	21,213,629

Minority interest	—	2,708,368

Commitments and Contingencies

Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 15,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 150,000,000 shares authorized; 91,374,269 and 90,397,867 shares issued at March 31, 2008 and December 31, 2007, respectively	91,374	90,398
Additional paid-in capital	206,089,009	203,905,691
Treasury stock, at cost (633,816 shares held at March 31, 2008 and December 31, 2007, respectively)	(2,279,238)	(2,279,238)
Accumulated deficit	(170,509,863)	(161,492,812)

Total stockholders’ equity	33,391,282	40,224,039

Total liabilities and stockholders’ equity	$50,539,611	$64,146,036

CYTRX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenue:
Service revenue	$2,181,088	$1,446,993
Grant revenue	—	116,070

	2,181,088	1,563,063

Expenses:
Research and development	3,191,713	4,008,374
General and administrative	4,473,149	2,485,085

	7,664,862	6,493,459

Loss before other income	(5,483,774)	(4,930,396)
Other income:
Interest income	524,271	382,614
Other income, net	218,229	—
Equity in loss of unconsolidated subsidiary	(378,898)	—
Minority interest in losses of subsidiary	88,374	2,000

Net loss before income taxes	(5,031,798)	(4,545,782)
Provision for income taxes	(342,000)	—

Net loss	(5,373,798)	(4,545,782)
Deemed dividend for anti-dilution adjustment made to stock warrants	(756,954)	—

Net loss applicable to common stockholders	$(6,130,752)	$(4,545,782)

Basic and diluted loss per share	$(0.07)	$(0.06)

Weighted average shares outstanding	90,280,449	73,273,746